Exhibit 10.17


                              [Thermo Fibertek Inc. Letterhead]


                                                           February 12, 2001

Thermo Fibergen Inc.
8 Alfred Circle
Bedford, Massachusetts  01730
Attn: Dr. Yiannis A. Monovoukas,
President and Chief Executive Officer

Re: Agreement to make a loan of up to $5,000,000

Ladies and Gentlemen:

        Reference is hereby made to those certain Redemption Rights issued by Thermo Fibergen Inc., a Delaware corporation ("Thermo Fibergen"), in its public offering of Units consisting of one share of Thermo Fibergen's Common Stock and one Redemption Right pursuant to and as more fully described in that certain Registration Statement filed with the Securities and Exchange Commission on July 3, 1996, as amended (the "Registration Statement"). Thermo Fibergen is a publicly-traded subsidiary of Thermo Fibertek Inc., a Delaware corporation ("Thermo Fibertek"), which is a publicly-traded subsidiary of Thermo Electron Corporation, a Delaware corporation. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Registration Statement.

        WHEREAS, Each Redemption Right entitles the holder to sell one share of Thermo Fibergen's Common Stock to Thermo Fibergen during September 2000 (the "Initial Redemption") and September 2001 (the "Final Redemption"), for an amount of cash equal to the initial public offering price per unit;

        WHEREAS, Thermo Fibergen used available working capital to fund the Initial Redemption and intends to use available working capital to fund the Final Redemption in September 2001; and

        WHEREAS, In the event that Thermo Fibergen's working capital is insufficient to fund the Final Redemption and to meet its other working capital needs, Thermo Fibergen desires to have Thermo Fibertek agree to make, and Thermo Fibertek is willing to agree to make, a loan to Thermo Fibergen to satisfy the Final Redemption obligation and other working capital needs.

        NOW, THEREFORE, the parties hereto (the "Parties") hereby agree that in the event that Thermo Fibergen's working capital is insufficient to fund the Final Redemption and to meet its other working capital needs, upon reasonable request by Thermo Fibergen on or before December 31, 2001 and subject to and upon commercially reasonable terms and conditions mutually satisfactory to the Parties, Thermo Fibertek shall make a loan to Thermo Fibergen of up to FIVE MILLION DOLLARS ($5,000,000) in original principal amount (the "Loan") bearing interest at a commercially reasonable rate for the Final Redemption obligations and other working capital needs of Thermo Fibergen. Thermo Fibergen's obligation to repay the principal of and interest on such Loan shall be evidenced by a promissory note in form and substance mutually satisfactory to the Parties; provided, however, that Thermo Fibergen's obligation to make any specific payment of principal of and/or interest on the Loan shall be conditioned on the ability of Thermo Fibergen to meet reasonable cash flow requirements at the time of such specified payment, which cash flow requirements shall be mutually satisfactory to the Parties.

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        Please indicate your acceptance of the foregoing by signing and returning to the undersigned an original counterpart of this letter.


                                Very truly yours,

                                THERMO FIBERTEK INC.


                                By:      __________________________________
                                Name:    Jonathan W. Painter
                                Title:   Executive Vice President, Operations





Accepted, acknowledged and agreed by the undersigned as of the date first above written:

THERMO FIBERGEN INC.


By:    __________________________________
Name:  Yiannis A. Monovoukas
Title: President